FOR IMMEDIATE RELEASE
CONTACT:                  Paul D. Geraghty, President and CEO
PHONE:                       215-513-2391

HARLEYSVILLE NATIONAL CORPORATION DECLARES DIVIDEND

HARLEYSVILLE, PA (November 13, 2008) - The Board of Directors of Harleysville National Corporation (NASDAQ:HNBC) declared a regular cash dividend of $.20 per share on 31,441,280 shares of outstanding common stock.  The dividend is payable December 15, 2008, to shareholders of record on November 28, 2008.

     “We are pleased to provide this cash dividend to reward our loyal shareholders,” said Paul D. Geraghty, President and CEO.

Harleysville National Corporation, with assets of $3.9 billion, is the holding company for Harleysville National Bank (HNB) and its division, East Penn Bank.  Investment Management and Trust Services are provided through Millennium Wealth Management and Cornerstone, divisions of HNB, with assets under management of $2.7 billion.  Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted on the NASDAQ Global Select Market®. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

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The following disclosure is made in accordance with Rule 165 of the Securities and Exchange Commission.

Harleysville National Corporation has filed a registration statement on Form S-4 in connection with the merger transaction, and Harleysville National Corporation and Willow Financial Bancorp mailed a joint proxy statement/prospectus to their respective shareholders in connection with the transaction. Shareholders and investors are urged to read the joint proxy statement/prospectus, because it contains important information about Harleysville National Corporation, Willow Financial Bancorp and the transaction. You may obtain a free copy of the proxy statement/prospectus as well as other filings containing information about Harleysville National Corporation, at the SEC’s web site at www.sec.gov. A free copy of the proxy statement/prospectus, and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus, may also be obtained from Harleysville National Corporation by directing the request to: George Rapp, Executive Vice President and CFO, Harleysville National Corporation, 483 Main Street, Harleysville, Pennsylvania, 19438, telephone 215-513-2307.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.